UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 12, 2012

Date of Report (Date of earliest event reported)

General Growth Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34948	27-296337
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 N. Wacker Drive, Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(312) 960-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On January 12, 2012 (the “Distribution Date”), General Growth Properties, Inc. (“GGP” or the “Company”) completed the previously announced spin-off (the “Spin-Off”) of Rouse Properties, Inc. (“Rouse”) through a special taxable dividend to the Company’s stockholders of all of the issued and outstanding shares of Rouse’s voting common stock. In connection with the distribution, the Company transferred to Rouse the assets and liabilities relating to 30 regional malls. Rouse filed a Registration Statement on Form 10 with the Securities and Exchange Commission describing the Spin-Off that was declared effective on December 22, 2011.

Rouse is now an independent company whose voting common stock (“Rouse Common Stock”) is listed on the New York Stock Exchange under the symbol “RSE.”  On the Distribution Date, GGP stockholders of record as of the close of business on December 30, 2011 received approximately 0.0375  shares of Rouse Common Stock for each share of GGP common stock (representing a distribution ratio of 1:26.66).  Fractional shares of Rouse Common Stock to which GGP stockholders of record would have otherwise been entitled were aggregated and sold in the open market, and GGP stockholders will receive cash payments in lieu of those fractional shares.

In connection with the Spin-Off, the Company entered into several agreements with Rouse to govern the terms of the separation and to define the ongoing relationship between the Company and Rouse following the Spin-Off, allocating responsibility for obligations arising before and after the Spin-Off, including obligations relating to taxes, employees, liabilities and certain transition services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL GROWTH PROPERTIES, INC.

By:	/s/ Stacie L. Herron
Stacie L. Herron
Vice President and Secretary

Date: January 18, 2012